Exhibit 99.3
A. H. Belo Corporation
July 28, 2008
Dear Colleagues:
A. H. Belo announced this morning a number of initiatives in response to the unprecedentedly adverse business environment facing the newspaper industry – and the related, negative perception of the industry’s future prospects. The Board of Directors and Management Committee continue to believe that such concerns are exaggerated with regard to certain business issues and that the market is overreacting to a combination of secular and cyclical changes. Nevertheless, we have to be prepared for a wide range of competitive changes, which means rapidly transforming A. H. Belo’s businesses to take advantage of opportunities that are available to great local newspapers like ours.
The step that most directly affects all of us as colleagues and fellow employees is a voluntary severance offer that is being made to many of the Company’s newspaper employees. The offer focuses on the operating companies because this is where we, like all newspaper publishers, are feeling the most serious impact of revenue declines that exceed what anyone within the industry would have expected. These revenue declines are occurring at the same time that A. H. Belo and every newspaper publisher are facing escalating costs of ink, supplies and distribution (all related to oil prices), record newsprint prices, and the same pressures on health care costs that all U.S. employers must deal with. The combination of these factors has caused A. H. Belo to record losses in both the first and second quarters of 2008, and we expect this situation to persist through the end of the year at least.
Fortunately, A. H. Belo has a strong balance sheet, with no debt at present, and we operate distinguished news and information businesses in markets whose long-term prospects are above average. The key now is to focus our journalism and content-creating capabilities on the specific needs of our local communities and our loyal audiences, reinforcing the importance of A. H. Belo’s daily publications while building an ever-stronger Internet presence through the Company’s Web sites. We continue to invest in A. H. Belo’s technology platform and Business Development opportunities that will extend our local market presence while capitalizing on Internet advertising and new digital revenue opportunities.
Continued . . .

Dear Colleagues
July 28, 2008

These are unsettling times for everyone in the newspaper industry. A. H. Belo will make the necessary transitions most successfully if we concentrate on solving current problems and rally around our long-standing belief in the importance and viability of journalism. Daily newspapers play pivotal roles in great cities like the ones where A. H. Belo publishes, and there will continue to be many ways to introduce new products both in print and online that help define communities while, at the same time, creating value for the Company’s shareholders.
I have sent a letter today to our shareholders (attached). I encourage you to read it carefully so that you can more fully appreciate the complexity of the tasks that lie ahead. I am very confident that our directors and senior management are thoughtfully devising solutions that will result in A. H. Belo Corporation being among the strongest newspaper companies in America as the transition of the industry plays out and the U.S. economy stabilizes.
On behalf of the Board and Management Committee, I thank each and every member of the A. H. Belo team for your spirited responses to challenges none of us would choose to have to tackle. Knowing that we must, you have stood tall. I know we can count on you to continue to do so.
                /s/ Robert Decherd